Exhibit (D)(3)

Sub-Advisory Agreement With
Geneva Capital Management

NORTH TRACK FUNDS, INC.

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of the ___ day of __________, 2007, by and among NORTH TRACK FUNDS, INC., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company (the “Company”), ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin limited liability company (the “Adviser”), and GENEVA CAPITAL MANAGEMENT LTD., a Wisconsin corporation (the “Sub-Adviser”).

WITNESSETH

For good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

7. In General

The Sub-Adviser agrees, as more fully set forth herein, to act as Sub-Adviser to the Geneva Growth Fund (the “Fund”), a series of the Company, with respect to the investment and reinvestment of the assets of the Fund. The Sub-Adviser agrees to supervise and arrange the purchase of securities and the sale of securities held in the investment portfolio of the Fund.

8. Duties and Obligations of the Sub-Adviser with Respect to the Fund

a. Subject to the succeeding provisions of this section and subject to the oversight and review of the Adviser and the direction and control of the Board of Directors of the Fund, the Sub-Adviser shall:

A. Determine what portfolio securities shall be purchased or sold by Fund;

B. Arrange for the purchase and the sale of securities held in the portfolio of the Fund; and

C. Provide the Adviser and the Board of Directors of the Company with such reports as may reasonably be requested in connection with the discharge of the foregoing responsibilities and the discharge of the Adviser’s responsibilities under its Investment Advisory Agreement with the Company and those of B.C. Ziegler and Company (the “Distributor”) under its Distribution Agreement with the Company.

b. Any investment purchases or sales made by the Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; and (2) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (3) any policies and determinations of the Board of Directors of the Company; and (4) the fundamental policies of the Fund, as reflected in the Fund’s registration statement (or post-effective amendments thereto) under the 1940 Act and the Securities Act of 1933 (including the Fund’s current Prospectus and Statement of Additional Information), or as amended by the shareholders of the Fund; provided that copies of the items referred to in clauses (2), (3) and (4) shall have been furnished to the Sub-Adviser.

c. The Sub-Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties (“disabling conduct”) hereunder on the part of the Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) the Sub-Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Fund shall indemnify the Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) against any liability arising from the Sub-Adviser’s conduct under this Agreement to the extent permitted by the Company’s Articles of Incorporation, By-Laws and applicable law.

d. Nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the Act) of the Sub-Adviser from acting as investment advisor or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement or under the 1940 Act. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s Registration Statement under the Act and the Securities Act of 1933 (and will be indemnified by the Fund for claims related thereto), except for information supplied by the Sub-Adviser for inclusion therein. The Sub-Adviser shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

e. In connection with its duties to arrange for the purchase and sale of the Fund’s portfolio securities, the Sub-Adviser shall follow the principles set forth in any investment advisory agreement in effect from time to time between the Fund and the Adviser, provided that a copy of any such agreement shall have been provided to the Sub-Adviser. The Sub-Adviser will promptly communicate to the Adviser and to the officers and the Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

9. Allocation of Expenses

The Sub-Adviser agrees that it will furnish the Fund, at the Sub-Adviser’s expense, with all office space and facilities, equipment and clerical personnel that the Sub-Adviser reasonably deems necessary for carrying out its duties under this Agreement. Such office space, facilities, equipment and personnel may be used by the Sub-Adviser for its services to other clients. The Sub-Adviser will also pay all compensation of those of the Company’s officers and employees, if any, and of those Directors, if any, who in each case are affiliated persons of the Sub-Adviser.

10. Certain Records

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or the Adviser on request.

11. Reference to the Sub-Adviser

Neither the Fund nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld.

12. Compensation of the Sub-Adviser

The Adviser agrees to pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a management fee as specified on Exhibit A.

13. Duration and Termination

a. This Agreement shall go into effect on the date hereof. This Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Company’s Board of Directors, or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and, in either case, a majority of the Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

b. This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Company and the Adviser sixty (60) days’ written notice (which notice may be waived by the Company and the Adviser) and may be terminated by the Company or the Adviser at any time without penalty upon giving the Sub-Adviser sixty (60) days’ written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the voting securities of the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the 1940 Act). This Agreement will also automatically terminate in the event that the Investment Advisory Agreement by and between the Company and the Adviser is terminated for any reason.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereto affixed, all as of the day and year first above written.

NORTH TRACK FUNDS, INC.

By:
[Name], [Title]

ZIEGLER CAPITAL MANAGEMENT, LLC

By:
[Name], [Title]

GENEVA CAPITAL MANAGEMENT LTD.

By:
[Name], [Title]

EXHIBIT A

NORTH TRACK FUNDS, INC.

GENEVA CAPITAL MANAGEMENT LTD.

SUB-ADVISORY MANAGEMENT FEE

Geneva Growth Fund

Management Fee: computed daily and paid monthly at the annual rate of 0.375% on the Fund’s first $250 million of average daily net assets, 0.350% on the next $250 million of average daily net assets and 0.325% on average daily net assets in excess of $500 million.